Exhibit 99.1

NEWS RELEASE

October 7, 2009

NCR Names Robert Fishman Interim Chief Financial Officer

DULUTH, Georgia – NCR Corporation (NYSE: NCR) today announced that Anthony Massetti, chief financial officer (CFO), will resign from NCR effective October 23, 2009, to accept a position with another company. Mr. Massetti will continue as NCR’s CFO until the company completes its 2009 third-quarter earnings announcement. NCR is in the process of a replacement search for the position of CFO and is considering both internal and external candidates. Until a permanent replacement for Mr. Massetti is named, Robert Fishman, 46, has been named interim CFO.

“On behalf of the entire Board of Directors, I would like to thank Tony for his many contributions during his tenure at NCR. We wish him the best of luck in his future endeavors,” said Bill Nuti, chairman and chief executive officer of NCR. “While we have commenced the search for the role of CFO, we are very confident in the strength and depth of our finance organization and in Bob’s experience, company knowledge and ability to ensure a seamless transition.”

Mr. Fishman, NCR’s corporate controller, previously served as interim CFO from May 2007 through January 2008 – a period of intense complexity due to the spinoff of Teradata, NCR’s former data warehousing business. Mr. Fishman led the successful Teradata transaction while presiding over the finance organization during a period of consistent financial performance and company success.

Mr. Fishman has been corporate controller of NCR since April 2006 and has served in a variety of senior financial roles, including vice president of corporate planning, assistant corporate controller, chief financial officer of the Payment Solutions division, director of mergers and acquisitions and director of planning and pricing in Europe, Middle East and Africa (EMEA). Mr. Fishman joined NCR in 1993 after working with Price Waterhouse for six years in Toronto and London. He holds an honor’s in business administration degree from the University of Western Ontario, a master’s degree in business administration from The Wharton School of Business and holds CPA, Chartered Accountant and CFA certifications.

“In my role as CFO, I’ve had the opportunity to work with a great leadership team and finance organization. I am especially proud of the depth and strength of the finance organization, and the control environment we have built. NCR is well positioned in this stage of the company’s transformation,” said Massetti. “I fully support the selection of Bob Fishman as interim CFO. He has been a great business partner, enabling the company to successfully execute its strategic plan. I’m confident that NCR is executing the right strategy and will continue to expand its leadership position in self-service technologies. I wish my many friends and colleagues at NCR success now and in the future.”

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, healthcare, hospitality, entertainment, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Duluth, Georgia.

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